BEFORE THE PUBLIC UTILITIES COMMISSION

                                OF THE

                          STATE OF CALIFORNIA

Joint Application of Pacific Enterprises, Enova     ) APPLICATION
Corporation, Mineral Energy Company, B Mineral      ) NO. ____
Energy Sub and G Mineral Energy Sub for Approval    )
of a Plan of Merger Of Pacific Enterprises and Enova) Filed
Corporation With and Into B Mineral Energy Sub      ) October 30,
("Newco Pacific Sub") and G Mineral Energy Sub      ) 1996
("Newco Enova Sub"), the Wholly-Owned Subsidiaries  )
of A Newly Created Holding Company, Mineral         )
Energy Company.                                     )



                           APPLICATION

          Pursuant to Section 854 of the California Public Utilities Code, Pacific Enterprises, Enova Corporation, Mineral Energy Company ("Mineral Energy"), B Mineral Energy Sub ("Newco Pacific Sub") and G Mineral Energy Sub ("Newco Enova Sub") (collectively referred to herein as "Applicants"), hereby request expedited approval from the California Public Utilities Commission ("CPUC" or "Commission") for a plan of merger of their respective companies.<F1>
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<F1>  Applicants do not believe that approval under Public
Utilities Code Section 851 is necessary for the plan of merger at issue herein due to the fact that no lines, facilities, franchises, or permits of either SoCalGas or SDG&E will be merged with or transferred to the other utility or any other entity. Both utilities will remain as they are today - - regulated in their tariffed utility services by the Commission, having no change in the status of their outstanding securities or debt, having the same assets and liabilities, and both still under the ownership of their respective parent holding companies. However, in making the showing provided for under Public Utilities Code
Section 854 in this Application, Applicants submit that, even if
Section 851 is found to apply to this proceeding, its public interest criterion is satisfied under the showing to be made herein.
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                             I.

                      EXECUTIVE SUMMARY

           As is explained in greater detail below, this merger will serve the public interest by providing the following benefits to California energy consumers:

        1. Enhanced competition in both the restructured electric and natural gas industries;

        2. The creation of an entity of sufficient scope, scale, financial flexibility and expertise to competitively and expeditiously provide the energy services and related products that are desired by energy consumers, without adversely affecting competition;

        3. A combination of California companies that unquestionably preserves CPUC jurisdiction over the utility operations of the resulting organization;

        4. The creation of a company that will expedite the introduction of new energy services and related products into the California economy through aggressive pro-consumer strategies, including full compliance with the Commission's unbundling initiatives, to spur the move to an increasingly competitive energy industry; and,

        5.     Synergies, consisting of cost reductions and cost
               avoidances, that will result in savings and
               avoidances, net of costs to achieve the merger, of
               approximately $65 million in the first year after
               merger consummation, growing to approximately
               $105 million in the third year, and accumulating
               to approximately $1.2 billion over the first ten
               years,<F2>
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<F2>  These numbers assume a ten-year amortization of costs to achieve the merger.
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              the majority of which will be realized in utility
              operations, the cost savings of which will be shared directly or indirectly by ratepayers and shareholders, as this Commission may provide.

          The plan of merger for which approval is sought herein does not raise market power concerns, but will facilitate the expedited implementation of energy services industry competition in California. As such, it is the next logical step in the restructuring that is taking place in the energy industry and may even be a necessary ingredient to true competition in California.

The narrowing margins that have resulted from increased competition in currently competitive energy markets, together with increased consumer demand for energy products and services in the restructured energy industry, render this transaction necessary to provide Enova Corporation and Pacific Enterprises with a reasonable opportunity to survive and prosper. The creation of an organization that is better able to meet these consumer demands will benefit all California energy consumers in an increasingly competitive energy industry. Entities that seek to delay or impede competition will undoubtedly try to prevent this merger or at least substantially delay the competition it will create. These anti-competitive activities are certainly predictable, but they do not detract from the pro-competitive, pro-consumer nature of this plan of merger. In fact, they confirm the consumer benefits that can be expected to result.
          Consistent with the pressures of an increasingly competitive energy industry, time is very much of the essence in processing this Application.<F3>
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<F3>  "Regulatory delays to mergers, acquisitions or sales of companies will delay the benefits of these transactions from reaching consumers, and artificially lower the value of California based firms. It is incumbent upon regulators and legislators to move swiftly, or our actions will hinder the efficient operation of the marketplace..." Concurring Opinion of Commissioner Knight in Re GTE Corporation (1996) __CPUC 2d __
(D. 96-04-053). Timely action by the Commission on this Application will permit Applicants to form an entity that is the best vehicle by which to compete in the restructured electric service marketplace at the onset of competition beginning January 1, 1998.
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As a result, Applicants respectfully request expedited review and approval of this Application, under a schedule that will allow the Commission to issue a decision no later than, and preferably before, December 1997, approximately 14 months from today. The sooner this Application is approved by the Commission, the sooner consumers will begin enjoying the benefits it will provide. In order to facilitate the expedited processing of this proceeding, Applicants are prepared to file testimony and exhibits in support of this Application, supplementing and supporting the information set forth herein, by December 12, 1996.

A.      The Merger Is A Natural Outgrowth of Industry
        Restructuring That Will Further the State's Policy
        Objective of Increased Competition.

          The proposed transaction will occur in the context of fundamental and far-reaching changes in the energy industry, regionally and nation-wide. This Commission has, in many significant respects, led this change through its adoption and implementation of sweeping restructuring of the California energy market.
               In the last decade, the Commission introduced vast structural changes into the natural gas industry and market. The competition engendered through that restructuring has brought benefits not only to utility customers, but to the entire California economy. The Commission and the California Legislature are now compelling corresponding changes in the electric industry in order to bring the benefits of competition to California electric consumers. In so doing, the Commission has firmly stated its policy to establish:

          . . . a market structure that embraces competition in the provision of electric services, offers retail customers choice and flexibility in energy services, and reforms the manner in which we regulate utility monopoly services.

          (D. 95-12-063, as modified by D. 96-01-009, mimeo, at
          p. 25.)

Similarly, through its enactment of AB 1890, the California
Legislature has found and declared that:

          It is the intent of the Legislature to ensure that California's transition to a more competitive electricity market structure allows its citizens and businesses to achieve the economic benefits of industry restructuring at the earliest possible date, creates a new market structure that provides competitive, low cost and reliable electric service . . . .

         (AB 1890, Section 1 (a).)

Applicants share these objectives. The proposed transaction is founded upon Applicants' commitment to the development of a fully competitive energy market.
          As a result of the evolving energy industry structural changes, electric distribution companies will effectively lose their exclusive local sales franchises for bundled utility services. Retail competition will emerge through instrumentalities such as the power exchange and independent system operator, direct access, and the unbundling of various energy-related products and services. The removal of barriers to entry into retail energy markets will also continue to enable increasingly aggressive and diverse energy providers to compete for retail load.
          Enova Corporation and Pacific Enterprises are undertaking the proposed transaction to enable their active and effective participation in the rapidly evolving energy marketplace. Each has concluded that it can best adapt to the new regime through a combination of its businesses with those of the other party.<F4>
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<F4>  The Commission has repeatedly recognized that the form of organization and ownership of any for-profit venture lies in the sound discretion of management, subject to the rights provided otherwise of the shareholders to consent and to the Commission's oversight to the extent necessary to protect the public interest. Re Roseville Telephone Company (1996) __CPUC 2d __ (D. 96-07-059); Re San Diego Gas & Electric Company (1995) __CPUC 2d __ (D. 95-12-018).
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Each is also determined to pursue the proposed merger to
facilitate and expedite the move to a fully competitive energy industry in California by forming a company with the resources and capabilities necessary to compete vigorously. By combining their individual strengths, Enova Corporation and Pacific Enterprises will improve the breadth and quality of energy services and related products available to California customers without jeopardizing safety and reliability of service.
           By granting the requested approval on an expedited basis, the Commission will accelerate the development of the market forces that the Commission's pro-competitive regulatory framework has been designed to produce.<F5>
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<F5> Currently, no barriers exist preventing an unregulated utility affiliate from conducting business in the utility's service territories. The Commission should prevent any such barrier from being constructed in this proceeding. While the Commission has no jurisdiction to impose such a prohibition upon an unregulated utility affiliate, it should not only forcefully reject any arguments which might have, through indirect or subtle means, such a result, but also confirm in this proceeding the right of the new organization to conduct unregulated business activities in the utilities' service territories.
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B.      How the Merger Will Be Accomplished.

          Pursuant to the Agreement and Plan of Merger and Reorganization dated as of October 12, 1996 ("Merger Agreement", a copy of which is attached hereto as Exhibit "A" and is incorporated herein by this reference), Mineral Energy (whose name will be changed prior to completion of the merger), a California corporation, has been formed for the purpose of facilitating this merger of equals. The outstanding capital stock of Mineral Energy is owned currently 50% by Enova Corporation and 50% by Pacific Enterprises. Under the
plan of merger, two subsidiary companies of Mineral Energy have been created solely for the purpose of facilitating the plan of merger. G Mineral Energy Sub and B Mineral Energy Sub will merge with and into Enova Corporation and Pacific Enterprises respectively, and as a result Enova Corporation and Pacific Enterprises will become subsidiaries of Mineral Energy, owning all of Enova Corporation's and Pacific Enterprises' outstanding common stock. Each share of each other class of capital stock of Enova Corporation and Pacific Enterprises shall be unaffected and shall remain outstanding. Following this transaction, Newco Pacific Sub and Newco Enova Sub will cease to exist. Mineral Energy will become the parent of Pacific Enterprises and Enova Corporation. Therefore, the corporate structures of Pacific Enterprises, Southern California Gas Company ("SoCalGas"), Enova Corporation and San Diego Gas and Electric Company ("SDG&E") will remain unchanged.<F6>
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<F6>  Except, of course, for the conversion of the outstanding common shares of both Enova Corporation and Pacific Enterprises into common shares of Mineral Energy that will occur through this business combination.
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Pacific Enterprises and Enova Corporation will be controlled directly by Mineral Energy, and SoCalGas and SDG&E will become second tier subsidiaries of Mineral Energy. The existing common shareholders of Pacific Enterprises and Enova Corporation will be the common shareholders of Mineral Energy.
          No lines, facilities, franchises, or permits of either SoCalGas or SDG&E will be merged with or transferred to the other utility or any other entity. Both utilities will remain as they are today - - regulated in their tariffed utility services by the Commission, having no change in the status of their outstanding securities or debt, having the same assets and liabilities, and both still under the ownership of their respective parent holding companies.<F7>
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<F7>  Further, in compliance with Public Utilities Code Section
362, all facilities of SDG&E needed to maintain the reliability of the electric supply in the San Diego Basin will remain available and operational.
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          It is incumbent upon the Commission to recognize that
this merger should not be analyzed as if it were taking place as recently as even two years ago. The Commission's and Legislature's restructuring process is designed to increase competition among energy providers for all types of consumers throughout the state; this merger will further these objectives and should be viewed in the light of the additional choices it will make available to energy consumers.

                                II.

                   REASONS FOR THE TRANSACTION AND
              FACTS REQUIRING ITS APPROVAL (RULE 35(c))

          Rule 35(c) of the Commission's Rules of Practice and Procedure requires Applicants to describe the reasons for the merger and the facts requiring its approval. These reasons and facts are discussed in general terms below, while the information specifically required under Section 854 is set forth in Section III of this Application. Remaining informational requirements are satisfied in Section IV.<F8>
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<F8>  In addition, other regulatory agencies from which
approvals may be required, or at which filings related to the merger may be made, include the Federal Trade Commission, the Antitrust Division of the Department of Justice, the Securities and Exchange Commission, the Nuclear Regulatory Commission, and the Federal Energy Regulatory Commission.
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A.      Applicants' Reasons for Entering Into this Transaction.

          The proposed merger is in direct response to the Commission's and the California Legislature's adopted market structure, through which electric distribution companies will effectively lose their exclusive local retail sales franchises to provide bundled energy services. In this new environment, companies like SDG&E, that have historically depended on their local franchises and monopoly rights for their revenues stand potentially to lose customers of their previously-tariffed services to the competitive marketplace and therefore must adapt to survive.
           The combination of Pacific Enterprises and Enova Corporation will produce an entity with the financial strength and breadth of capabilities to participate effectively in an energy service and product market in which numerous powerful and aggressive companies are poised to compete. These competitors include the two major investor-owned electric utilities in the State, whose individual retail electric operations exceed those of Enova Corporation by several times and who are affiliated with substantial independent power production and marketing companies. Potential competitors also include other power producers, marketers and brokers, both within and outside the State, including those amassing strength on California's borders in anticipation of the Commission's restructured electric services market.
          Many of the potential competitors are highly experienced and are capable of committing vast capital and other resources to compete in California's energy market. The combined resources, skills, and energies of Enova Corporation and Pacific Enterprises will allow the new organization to compete viably with these powerful market participants in the new regional, national and international markets evolving currently, thus strengthening competitive forces to the benefit of all energy consumers.
          The reasons, from the perspectives of both Pacific Enterprises and Enova Corporation, for entering into this merger are set forth below.

        1.     Pacific Enterprises' Reasons for Entering Into the
               Transaction.

          For Pacific Enterprises, the merger is largely an outgrowth of anticipated increased customer demand for new energy services and related products. The restructuring that has taken place, and continues to evolve, has also narrowed operating margins, rendering increases in size and scope necessary to compete in the increasingly competitive energy industry that is developing. This merger presents Pacific Enterprises with a unique opportunity to realize increases in scope and scale while providing it with the ability to compete for electric sales. At the same time, it preserves SoCalGas' status as a southern California company, headquartered among the customers it serves.
          Pacific Enterprises and SoCalGas have a long history of rendering safe and reliable service to their customers and have extensive knowledge of the natural gas industry. Without expertise in the electric industry, however, they face the very real risk of being left behind, and of not being able to meet the needs of their customers, in an increasingly competitive energy market.
          A business combination with Enova Corporation presents Pacific Enterprises with access to the electric procurement, generation, transmission, distribution, and marketing expertise held by Enova Corporation together with the ability to package an array of natural gas and electric services and related products. This combination of natural gas and electric expertise will strengthen the combined organization's ability to meet the energy demands of customers served by the companies. Moreover, it will position the combined company to market a diversified portfolio of energy services and products inside and outside of its regulated utility subsidiaries' service territories, thereby
further enhancing competition throughout California.   In
addition, the new organization will maintain a strong commitment to workforce and supplier diversity and continued support of public institutions and charities.
          As the Commission has acknowledged, its envisioned market structure is, at least in part, the natural outgrowth of the expanding demands of customers for a broader and more cost-effective array of energy services. A principal objective of the merger is to unite the diverse skills and capabilities of Pacific Enterprises and Enova Corporation in order to more effectively address these customer requirements. SoCalGas, the largest natural gas local distribution company in the United States, has a national reputation for service quality in the natural gas distribution industry together with extensive expertise in natural gas procurement, storage, distribution, transmission and marketing. SDG&E is widely known for its expertise in delivering customer savings through demand-side management services, innovative management delivering low cost energy services, and vast experience in electricity procurement, generation, distribution, and transmission. Both SoCalGas and SDG&E have long-standing concern for, and commitment to, serving California energy consumers and their communities.
          By combining this expertise and commitment with substantial operating synergies, Pacific Enterprises and Enova Corporation intend to provide customers of their regulated utility subsidiaries with safe and reliable service at competitive rates. This merger will also create a combined company that can compete aggressively in the expanding unregulated energy services and products marketplace by providing greater service and product choices and flexibility in a manner consistent with the Commission's gas and electric restructuring objectives and policies.

        2.     Enova Corporation's Reasons for Entering Into the
               Transaction.

          For Enova Corporation, the business combination affords increased financial strength and operational scale from which to engage in the competitive retail energy market. As discussed above, the Commission's and Legislature's restructuring of the electric market will effectively result in SDG&E, along with other electric service monopolies, losing its exclusive local franchise for providing bundled utility services. Accompanying this loss, however, is the corresponding opportunity to offer a variety of energy services to retail customers throughout the state. Enova Corporation strongly believes that, in order to compete effectively in the envisioned market, it must substantially increase its capability to meet customer needs, to develop a market presence, to operate more efficiently, and to increase access to adequate quantities of capital on favorable terms. Enova Corporation has concluded that each of these objectives can best be achieved by joining with Pacific Enterprises, and that present and future customers of the combined entity will be the ultimate beneficiaries.
          Numerous strong and enterprising power producers, marketers and brokers are already jostling for position to enter the new energy market. These competitors include Edison International and Pacific Gas & Electric Company, whose utility operations alone provide financial resources and operations far in excess of the resources available to Enova Corporation. Additional competitors include non-California entities such as Enron, Pacificorp, and others. Many of the non-regulated energy-related businesses of these competitors are substantially larger than those of Enova Corporation. The increased financial strength and operational capabilities produced by this strategic combination will enable Enova Corporation to encounter and manage significantly more risk in the diversity and scale of competitive services and products it brings to the energy market. As a result, it will be able to offer a wider array of services and products to a larger population of consumers and thereby compete from a position of strength.
          A major benefit of the combination of Enova Corporation and Pacific Enterprises derives from their shared commitment to the development of a robust energy market. Their complementary expertise will enable the combined entity to bring into the market products and services that neither could deliver as effectively or as expeditiously alone.
          Finally, the business combination will allow Enova Corporation to combine its cost management and service quality expertise with those of Pacific Enterprises. This combination will enhance the cost-efficiency and effectiveness of SDG&E's local distribution operations. Moreover, the resulting operating synergies and corresponding cost savings will provide significant benefits to utility customers. In this way, the business combination will advance Enova Corporation's objective to further enhance the efficiency and quality of the utility services provided by SDG&E.
          It is important to Enova Corporation that all of the foregoing objectives will be achieved while remaining a San Diego, California-headquartered company, committed to enhancing the economy of this state, thereby benefiting employees, consumers and investors. The new organization will maintain a strong commitment to workforce and supplier diversity and continued support of public institutions and charities, while employing California residents and paying California taxes.
These are benefits that a merger with an out-of-state entity might not generate.

B.      The Merger Will Benefit All California Energy Consumers.

          The business combination at issue under this Application satisfies all applicable requirements for CPUC approval. Increased synergies will result in cost reductions and cost avoidances, net of costs to achieve the merger, of approximately $65 million in the first year after merger consummation, growing to approximately $105 million in the third year, and accumulating to approximately $1.2 billion over the first ten years. The majority of these synergies will be realized in utility operations, to be shared by ratepayers and shareholders pursuant to this Commission's directive. These savings represent a clear, quantifiable benefit to ratepayers and shareholders. While substantial, however, these savings would be greater if not for the extensive savings already achieved by the cost management efforts of Pacific Enterprises, Enova Corporation, and their utility subsidiaries in preparation for, and in response to, growing competition in the energy industry.
          In this regard, SoCalGas has already achieved approximately $73.8 million in productivity savings in the 1994-96 time period, some $11.8 million more than required by the combined 1994 General Rate Case and 1995 and 1996 Global Settlement target of $62 million. Similarly, SDG&E reduced its workforce from 5084 in 1982 to 3725 in 1996 (27%), while experiencing an increase during that same time period in electric customers served from 804,546 to 1,160,889 (44%). Without regrading customer service, this merger will achieve even greater efficiencies that can only be achieved through this transaction. The resultant savings will benefit the customers of both utilities and the California economy in general. But this is not the only, or even the greatest, benefit of the merger.
           Of vastly greater importance is the enhanced ability of the combined companies to provide new options to all customers through an array of competitively priced energy-related services and products in California markets. The availability of these new products and services to a broad spectrum of consumers will help solidify the Commission's and Legislature's desired market structure and promote the price reductions, customer choice and flexibility that the Commission and Legislature have found will benefit the entire California economy.

C.      The Merger Will Enhance Competition While
        Avoiding Problems Associated With Market Power.

          Due to the unique complementary characteristics of Pacific Enterprises and Enova Corporation, the merger will help deliver the benefits of competition to California energy consumers while avoiding the creation of any problems associated with market power.<F9>
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<F9>  Section 854(b)(3) in fact requires the Commission to
request an advisory opinion from the Attorney General regarding whether competition will be adversely affected. Applicants request the Commission to make this request as soon as possible.
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        1.     The Merger Will Help Deliver the Benefits Of
               Competition to California Energy Consumers.

          Through numerous restructuring proceedings, the Commission has repeatedly found that enhanced competition in the energy industry is in the public interest. In fact, restructuring in the natural gas industry over the recent decade has resulted in greater competition, lower prices and lower margins, to the benefit of all California consumers. This merger will aid the restructuring of the electric industry in achieving the same objectives.
          As electric rates are reduced in the face of competitive pressures, consumer demand for energy services and related products will increase. The industry's preparation to compete in this new world is becoming increasingly apparent through the numerous mergers of electric and gas companies that are occurring throughout the United States. Through such mergers, companies are empowering themselves, through increased scope, financial strength, and product diversity, to compete in the new energy industry.
         To the extent that viable competitors exist to compete with the enormous scope and scale presented by companies such as Edison International, Pacific Gas and Electric Company, Enron (together with its proposed merger partner Portland General Electric), and Pacificorp, the competitive pressures exerted on them, and on the entire energy industry, will be increased. This competition promises to result in lower prices and increased energy service offerings to all California consumers. The proposed merger will add a viable competitor to the marketplace, thereby contributing to the realization of these economic gains.

        2.     The Merger Will Not Result in the Creation of
               Market Power.

          As the Commission is well aware, Pacific Enterprises does not own any electric transmission or distribution facilities. Consequently, the merger cannot and will not result in the creation of any market power for electric transmission or distribution.
          Nor will the merger give rise to an increase of market power in electric generation. In accordance with the Commission's electricity restructuring orders (D.95-12-063, as modified by D.96-01-009), SDG&E, along with Pacific Gas and Electric Company and Southern California Edison, has sought authorization in FERC Docket No. ER96-1663-000 to make sales into the proposed power exchange at market-based rates. SDG&E has supported that request with a showing that it has no market power in generation outside of the San Diego Basin, and has generation market power within the Basin only during a limited number of hours of the year. SDG&E has proposed specific mitigation and monitoring measures to assure that it cannot exercise market power in generation.<F10>
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<F10>  In particular, SDG&E has proposed that, for a three-year period, it will bid its fossil-based units into the power exchange at their respective hourly running costs, and will credit back to its customers any amounts it receives from the power exchange in excess of those running costs. After two years' experience with the power exchange, it will propose such mitigation measures, if any, as are needed after the three year period.
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Unless and until the FERC approves those measures, SDG&E's
generation will remain subject to the existing regulatory regime.
          Pacific Enterprises, the core business of which is natural gas transmission, storage and distribution, does have a subsidiary that owns some alternative energy electric generation facilities. However, those facilities are of very limited size and scope and are all under long-term contracts to existing buyers.<F11>
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<F11>  Pacific Energy, a subsidiary of Pacific Enterprises, owns four wastewood projects producing 67 total megawatts, three geothermal projects producing 48 megawatts, three hydroelectric projects producing 30 megawatts, and eight landfill gas projects producing 37 megawatts. These power generation projects are all qualifying facilities ("QFs") that sell their energy and capacity (with the exception of limited self-use) to seven public utilities pursuant to long-term power purchase agreements.
-----------------------------------------------------------
As the Applicants will demonstrate through the testimony to be filed herein, the production from these QF facilities is both so limited and so committed under long-term contracts as to present absolutely no market power issues in electric generation as a result of the merger of Pacific Enterprises and Enova Corporation.<F12>
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<F12>  Pursuant to the requirements of the Public Utilities
Regulatory Policy Act of 1978 that limit ownership rights in Qfs, Pacific Enterprises will make an appropriate disposition of the QFs in accordance with the terms of the Merger Agreement prior to approval of the merger.
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          While both SoCalGas and SDG&E do own natural gas
distribution facilities, as the Commission is aware, these facilities are operated pursuant to CPUC approved open access tariffs and are closely regulated as to rates by this Commission.

This regulatory regime assures that there will not be any exercise of market power in the operation of the gas distribution facilities after the proposed merger.
          In light of the foregoing, it is apparent that, while this merger will serve to benefit California energy consumers through revenue requirement reductions resulting from cost reduction operational synergies, increased competition in the energy product and services market generated by a company of sufficient scope and scale to compete viably, the unbundling of numerous energy products and services, and the introduction of additional energy products and services to California consumers, it will not raise any market power issues.

                            III.

            THE PROPOSED MERGER FULFILLS ALL OF THE
        REQUIREMENTS OF PUBLIC UTILITIES CODE SECTION 854

          Based upon the facts set forth above, and discussed below, Applicants respectfully submit that this merger fulfills all of the requirements of California Public Utilities Code
Section 854.<F13>
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<F13>  A discussion of the fact that this combination will not adversely affect competition, as required by Public Utilities Code Section 854(b)(3), is set forth in Section II, subsection C.
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A.      Short-Term and Long-Term Benefits to California Energy
        Consumers (Section 854(b)(1) and (2).

        1.     The Proposed Transaction Will Provide Short- and
               Long-Term Benefits to California Energy Customers.

          Public Utilities Code Section 854(b) requires Applicants to demonstrate that the proposed transaction will provide short- and long-term economic benefits to utility customers. For purposes of this Application, Applicants believe that one year is reflective of the short-term and no longer than ten years is reflective of the long-term. In a past Commission decision related to a merger among energy utilities, the Commission determined the short-term to be three years (coincident with the general rate case cycle) and the long-term 15 years. (Re SCEcorp (1991) 40 CPUC 2d 159); however, in that case the Commission specifically stated that the definition of "long-term" will vary with the circumstances of each individual case. At the time of that decision, the restructuring of the electric services industry had not commenced. Shortly after a decision is rendered on this Application, the independent system operator and power exchange will begin operation and the ability of consumers to choose their energy supplier will be, or will soon become, a reality. Many bundled utility services will be unbundled. The momentum of competition will be strong. Consequently, long-term forecasted benefits must be calculated over a shorter period than previously used due to the rapid changes competition will bring to the electric energy and services businesses. Both one year, for the short-term, and no greater than ten years for the long-term, reflect the quickening pace of competition driven by developments in the energy services business compared to past energy company merger applications.
          As discussed in earlier sections of this Application, utility consumers will experience economic benefits in the short- and long-term through the increased competition in energy services and products that the combined entity will generate and facilitate. Increased competition leads directly to lower prices, new technology, and better, more diverse, services. As traditional utility services are unbundled on a state-wide basis (which the combined entity will pursue in its utility operations, particularly in its electric operations), more choices will be afforded to consumers, whether commercial, industrial, or residential.
          As noted above, the merger will produce significant synergies which will result in lower utility operating costs and other savings. Applicants' testimony in support of this Application will include a quantification of these savings. That testimony will demonstrate synergy cost reductions and cost avoidances, net of costs to achieve the merger, of approximately $65 million in the first year, increasing to approximately $105 million in the third year, and accumulating to approximately $1.2 billion over the first ten years, the majority of which will be realized in the public utility operations of SoCalGas and SDG&E.

          While customers of SDG&E and SoCalGas will benefit directly from savings produced by the proposed transaction as discussed above, they will benefit, with all energy customers in California, to a far greater degree from the acceleration in retail competition which the proposed merger will produce. Together, Enova Corporation and Pacific Enterprises will bring to the marketplace a larger and more attractive portfolio of energy-related products and services because they will possess the financial base necessary to manage the risks inherent in doing so. The availability of this new source of products and services to a broad spectrum of consumers will strengthen the market and promote lower prices and greater choice.

        2.     The Benefits of the Proposed Merger Will Be
               Allocated Equitably.<F14>
-----------------------------------------------------------------
<F14>  Legal issues exist as to whether Section 854 (b)(2) is applicable to the merger of two unregulated holding companies, or as to whether it unlawfully provides for an unconstitutional taking of property. Applicants reserve the right to present at the appropriate time all legal arguments on these issues. The proposals set forth herein and in testimony on the allocation of forecasted economic benefits should not be construed as a waiver of this right.
-----------------------------------------------------------------
          Assuming that Public Utilities Code Section 854 (b)(2) applies to this transaction, it is fair that the forecasted economic benefits resulting from the synergies between SoCalGas and SDG&E be shared 50% to the utility customers and 50% to Mineral Energy shareholders. Public Utilities Code Section 854(b)(2) requires that utility customers receive not less than 50% of the long-term and short-term forecasted economic benefits. Applicants believe the 50/50 sharing is fair to both the customers and shareholders for the following reasons:

               1. A fundamental motivating factor behind this transaction is the declared intent of the merged entities to aggressively market energy products and services, including the expansion of the competitive energy service marketplace, to provide on a state-wide basis in an unbundled fashion historically bundled utility services. Substantial investment by Applicants' shareholders will be required to fulfill this goal. It may take several or more years for shareholders of the merged companies to realize fully the financial benefits of these marketing efforts; by comparison, energy customers, not only in SoCalGas and SDG&E service territories but throughout California, should reap benefits through expanded choices of energy products and services, and lower prices, very quickly. Consequently, providing shareholders with a fair portion of the economic benefits encourages and supports the shareholders' investments and is balanced against the immediate benefits to be realized by utility customers.

               2. As a general concept, equitable allocation of merger savings encourages utilities and their parents to seek cost-saving mergers. Shareholders must be rewarded not only for the risks they assume in pursuing this merger transaction but also for creating the structure that will provide a more efficient operation for SoCalGas and SDG&E. This sharing of immediate economic benefits provides shareholders with an incentive to pursue mergers that will result in cost-savings, to the mutual benefit of ratepayers and shareholders.

               3.     For some shareholders (those of Enova
                      Corporation) there may be some initial
                      post-merger dilution of earnings.
                      Eventually, any such dilution will be
                      overcome, but it poses additional risk to those affected shareholders.

          In both the short-term and the long-term, customers can be assured of receiving their 50% allocation of the net forecasted financial economic benefits of this transaction through appropriate revenue reductions in each of SoCalGas' and SDG&E's base rate revenue requirements. These revenue requirement impacts should be reflected in rates pursuant to currently authorized cost allocation rules.

B.      The Merger Is In the Public Interest (Section
        854(c)).<F15>
-----------------------------------------------------------------
<F15>  Section 854 specifies numerous factors for the
Commission to weigh in determining whether or not a proposed change of control is in the public interest. While Applicants are not required to satisfy each of these factors in connection with the authorization sought here, this Application is organized to correspond to each factor. As asserted above, Applicants will demonstrate that each such factor is satisfied, whether or not required.
-----------------------------------------------------------------
        1.     The Merger Will Maintain or Improve the
               Financial Condition of the Public Utilities
               Involved.

          By providing both companies with the complementary abilities and expertise possessed by the other, they will become increasingly able to compete in the restructured energy industry.

This combined expertise, in electric and gas marketing, electric generation and procurement, natural gas storage and procurement, and natural gas and electric transmission and distribution, will enhance the ability of the combined company to bring new value-added products and services to the market faster, obtain lower cost energy for customers, and maximize the combined company's ability to leverage its resources to compete effectively in a highly competitive energy industry. This combined expertise, coupled with the increased financial strength of a merged company with $5 billion of equity capitalization and $8 billion of assets, means Enova Corporation and Pacific Enterprises will be better able to compete for market share and revenues, all to the financial benefit of the combined company.
          The merger will also provide the combined company with increases in scale and scope that will improve access to capital and lead to greater resource availability. This, in turn, will provide the combined company with an increased ability to develop new products and services and compete in new markets.

         The merger will have no effect on the financial condition of either SDG&E or SoCalGas because their fundamental financial profiles will not change. Existing regulatory conditions imposed upon Pacific Enterprises and Enova Corporation to ensure that the financial health of their utility subsidiaries are not compromised by activities of the parents or unregulated affiliates will remain fully intact unless or until modified by the Commission, unimpaired by this merger.<F16>
-----------------------------------------------------------------
<F16>  For example, the conditions imposed upon Enova
Corporation and SDG&E in D.95-12-018 related to SDG&E's dividend policies, capital requirements, capital structure, and equity ratio will be unaffected by the merger.
-----------------------------------------------------------------
        2. The Merger Will Maintain or Improve the Quality of Service to Public Utility Ratepayers in the State.

          SDG&E and SoCalGas both possess solid records of providing reliable and efficient service to their respective customers. They also share a common belief that sustained high levels of service will be critical in a competitive energy market. Enova Corporation and Pacific Enterprises do not contemplate any material downsizing in the levels of the field operations personnel that maintain utility facilities.
          Both SDG&E and SoCalGas have developed methods of measuring customer satisfaction. In the case of SDG&E, these customer satisfaction and electric service reliability measures present risk/reward opportunities under SDG&E's existing Performance Based Regulation ("PBR") mechanism. In the case of SoCalGas, these customer satisfaction measures have been proposed to form the basis for risk under its pending PBR proposal when ratings are not satisfactory. This emphasis on customer service and satisfaction will be maintained following the merger. SoCalGas and SDG&E are committed to maintaining their strong records of accomplishment in this area.

        3. The Merger Will Maintain or Improve the Quality of the Utilities' Managements.

          The merger will allow Applicants to streamline corporate and administrative functions and eliminate duplications in gas operations and some field services support from overlapping service territories. It will also result in improvements through the combination of the complementary management skills of the merging companies.
          Pacific Enterprises and SoCalGas will provide Enova Corporation with the gas procurement, distribution, transmission and marketing skills of the largest natural gas local distribution company in the United States, as well as vast experience in the restructured natural gas industry. At the same time, Enova Corporation and SDG&E will provide Pacific Enterprises with skills and expertise in marketing of electric products and services, as well as in electric procurement, generation, transmission and distribution. Both companies share a vision of, and desire for, increased competition in the energy industry. The complementary skills of the respective companies' managements will improve their ability to realize this vision and succeed in a restructured energy industry.
          By providing for continuity in the senior management of the combined companies, utility management will retain the expertise and vision that have guided Pacific Enterprises, Enova Corporation, and the utilities they own and control. The management of the new organization will be led by Richard D. Farman, as Chairman and Chief Executive Officer of Mineral Energy, Stephen L. Baum, as Vice Chairman, President, and Chief Operating Officer of Mineral Energy, Warren I. Mitchell as President and the principal executive officer of the new company's regulated businesses, and Donald E. Felsinger as President and the principal executive officer of the new company's unregulated businesses.
          Mr. Farman is currently President and Chief Operating Officer of Pacific Enterprises. He has held various executive positions at SoCalGas, Pacific Enterprises and their affiliates for over 18 years, including serving as Chairman and CEO of SoCalGas for five years. Mr. Baum is currently President and Chief Executive Officer of Enova Corporation and Vice-Chairman of SDG&E. He has held various executive level positions at SDG&E and its affiliates for over ten years. Mr. Mitchell is currently President of SoCalGas. He has held various executive level positions at SoCalGas and its affiliates for over 38 years. Mr. Felsinger is currently President and Chief Executive Officer of SDG&E and Executive Vice President of Enova Corporation. He has held various executive level positions at SDG&E and its affiliates for over 13 years. Pursuant to the Merger Agreement, continuity of experienced management is assured because in 2000, when Mr. Farman retires, he will be succeeded by Mr. Baum as Chairman and Chief Executive Officer of Mineral Energy.

        4.    The Merger Will Be Fair and Reasonable to Affected
              Public Utility Employees, Including Both Union and
              Non-Union Employees.

          Where duplication in administrative, managerial, and miscellaneous support services positions would result from this merger, the combined workforce of the two companies will be reduced. However, the plan of merger does not provide for any material corporate structural change at SDG&E and SoCalGas. In addition, no material reduction in either utility's field operations personnel is contemplated as a consequence of this transaction. In particular, as previously noted, the Applicants expect impacts on union employees in field operations will be relatively small in the proposed merger. Of course, the companies will fulfill their duties to bargain in good faith over the effects of the merger on union employees. Synergies will primarily focus on, and result from, the streamlining and elimination of duplication in management, administrative, and various support functions.
          To the extent that benefit plans and salary structures require adjustment, in order to be administered on a unified basis, they will be adjusted so as to maintain overall parity with the appropriate labor markets. Downsizing will be accomplished principally through a combination of attrition, targeted voluntary retirement and/or severance plans, and reductions in contract and agency employees. The goal is to accomplish all downsizing through voluntary means; however, to the extent that lay-offs are necessary to accomplish workforce reductions, employees will be provided with a fair and equitable severance package.

        5.     The Merger Will Be Fair and Reasonable to the
               Majority of All Affected Public Utility
               Shareholders.

          SoCalGas and SDG&E are wholly-owned subsidiaries of public utility holding companies, Pacific Enterprises and Enova Corporation, respectively. The merger at issue herein is not only fair and reasonable, but clearly in the best interests of both Enova Corporation and Pacific Enterprises, and their respective shareholders.
          The merger of these holding companies will be accomplished through a merger of Newco Enova Sub and Newco Pacific Sub with and into Enova Corporation and Pacific Enterprises, as a result of which, the common shareholders of Enova Corporation and Pacific Enterprises will together own all outstanding common stock of Mineral Energy. Each share of each other class of capital stock of Enova Corporation and Pacific Enterprises shall be unaffected and shall remain outstanding. Through this transaction, SDG&E and SoCalGas will become second tier subsidiaries of Mineral Energy. The corporate structures, however, of Pacific Enterprises, SoCalGas, Enova Corporation, and SDG&E, will be otherwise unaffected.
          The Boards of Directors of both Pacific Enterprises and Enova Corporation have unanimously concluded that the proposed transaction is fair and promotes the interests of their respective shareholders. Morgan Stanley & Company delivered its written opinion to the Board of Directors of Enova Corporation, dated as of October 12, 1996, subject to the assumptions made, matters considered, and the limits of the review undertaken, as stated in the opinion, that the exchange ratio is fair to the Enova Corporation common shareholders from a financial point of view. Merrill Lynch, Pierce, Fenner & Smith and Barr Devlin & Company each delivered written opinions to the Board of Directors of Pacific Enterprises, dated as of October 11, 1996, that, subject to the assumptions made, matters considered, and the limits of the review undertaken, as stated in the opinion, the exchange ratio is fair to the holders of Pacific Enterprises common stock from a financial point of view. The proposed transaction will also be put to a vote by shareholders, and they will, through their vote, judge the fairness of the terms of the merger.

        6.     The Merger Will Be Beneficial to State and Local
               Economies and to the Communities in the Areas
               Served by the Public Utilities.

          Because the proposed merger will permit the new organization to participate viably in the expanding California marketplace for energy products and services, it can be expected to produce lower retail energy prices sooner than if the merger didn't occur. These lower prices will benefit energy consumers at all retail levels, lowering operating costs for businesses and creating additional discretionary income for individual customers. Likewise, the expansion of customer choice and flexibility, also an important objective of the Commission's electric restructuring decision and recent state legislation, will be available sooner. Additionally, the entities producing this competition will be California corporations employing California workers and paying California taxes.
          The Applicants' Merger Agreement includes additional commitments that ensure the merger will benefit state and local economies and community interests. For example, the combined companies plan to maintain their strong historical commitment to the support of public institutions and charitable endeavors. In addition, it is the intent of Applicants not only to invest in new business enterprises in California, but also to maintain their strong historical commitment to workforce and supplier diversity. In short, the proposed merger will strongly benefit California in general and the individual communities served by SDG&E and SoCalGas in particular.

        7.     The Merger Will Preserve the Jurisdiction of the
               Commission and the Capacity of the Commission to Effectively Regulate and Audit Public Utility
               Operations In The State.

          The utility subsidiaries of Pacific Enterprises and Enova Corporation are regulated and subject to audit by this Commission. The combination of Pacific Enterprises and Enova Corporation will in no way diminish the Commission's regulatory jurisdiction or audit authority.
          In addition, the combined company will follow affiliate transaction rules conforming to Commission standards. The combined company will also abide by a standard of conduct applicable to affiliated gas and power marketing efforts. A description of these rules will be submitted to the Commission by Applicants as part of the testimony to be filed in support of this Application.
          Both SoCalGas and SDG&E have various proceedings pending at the Commission. It is the intent of the Applicants that such proceedings remain unaffected by this transaction. However, in conjunction with future proceedings following completion of the merger, there will be a desire to reconcile and consolidate some of the diverse regulatory mechanisms and regulatory proceedings applicable to SoCalGas and SDG&E.
As these various proceedings and associated mechanisms come before the Commission, SoCalGas and SDG&E will seek modifications as appropriate.

        8.     The Transaction Will Not Result in Adverse
               Consequences in Need of Mitigation.

          In contrast to the substantial benefits outlined above, there are no features of the proposed merger that will produce adverse consequences for SoCalGas, SDG&E, their customers, or the public. Each utility will remain a separate corporate entity, operating as a stand-alone utility, subject to appropriate regulatory oversight. No aspect of the merger will alter these utilities' commitments and responsibilities as public utilities. Moreover, aside from the revenue requirement reductions that will result from cost reductions flowing from operational synergies, the merger will not alter the rates, terms, or conditions for the provision of gas and electric services by either SDG&E or SoCalGas.
          The synergies savings will not adversely impact service. There will not be any material downsizing in field operations as a consequence of this transaction. The substantial majority of the synergies will be achieved through streamlining corporate, administrative, and field support functions, as well as the elimination of some duplicative functions in overlapping gas operations.
          The long-standing commitment of SoCalGas and SDG&E to providing high quality service will not be altered by this merger. That commitment is based on the firm belief that service quality is a critical element of utility service. Moreover, as discussed in Section II.C., no diminution of competition will result from the proposed merger. On the contrary, competition will be enabled and advanced.

C.      Reasonable Options Proposed By Other Parties (Section
        854(d)).

          As indicated above, Applicants anticipate opposition and delay tactics from parties that wish to prevent or delay competition as well as other parties supported or encouraged by such parties. While it is difficult to foresee what options may be proposed by parties that might oppose this transaction and the increased competition it will present, Applicants will certainly respond to any such proposals. However, it is clear that, in order to accomplish the shared vision of Pacific Enterprises and Enova Corporation to compete successfully in a restructured energy industry, unity of management and direction between these companies is key. No other alternatives provide the respective companies with the combination of cost savings, stability in direction, and soundness in financial footing that will be made available as a result of the proposed merger.
          In the next several months, Applicants intend to form a joint venture to pursue the marketing of gas and power as well as a broad range of value-added energy management products and services. However, while this joint venture will be a reasonable means of achieving some of the benefits that can be derived from a combination of the Applicants' complementary abilities and expertise, it is not a reasonable alternative to the merger for which approval is sought herein. A joint venture or other less integrated business form would not produce the unity of direction and commitment necessary to pursue effectively the long range strategic goals Applicants share, including developing and offering a wide variety of energy products and services throughout the marketplace. Nor would such a business enterprise produce the synergy savings this merger will produce.

D.      Environmental Review.

          In this Application, the Applicants are requesting the Commission to approve a plan for a merger. The merger involves several steps. A new prospective parent corporation, Mineral Energy, has been incorporated. Two wholly-owned subsidiaries of Mineral Energy, Newco Enova Sub and Newco Pacific Sub, have also been incorporated. This Application pertains to the mergers of Enova Corporation with Newco Enova Sub and Pacific Enterprises with Newco Pacific Sub. The surviving corporations will be Enova Corporation and Pacific Enterprises as wholly-owned subsidiaries of Mineral Energy. The next steps will consist of filing documents with the Securities and Exchange Commission and the California Department of Corporations, and of setting up Mineral Energy's corporate offices. These are the activities which comprise the plan for a merger and are the only activities which the Applicants are requesting the Commission to approve.
          These activities will not cause any direct or indirect physical change in the environment and therefore do not constitute a "project" requiring environmental review under the California Environmental Quality Act ("CEQA"). This conclusion comports with the intent of CEQA to require agencies to review activities which may cause direct or indirect physical changes in the environment. CEQA does not apply to activities which do not cause direct or indirect physical changes in the environment. CEQA's provisions and mechanisms do not work when an agency attempts to apply them to activities that do not physically change the environment. When an agency tries to apply CEQA to activities that do not physically change the environment, it invites speculation about remote and unforseeable environmental effects, it studies non-environmental effects
(like rates and prices), and it encounters frustration and delay. The Applicants request the Commission to find that CEQA does not apply to the plan of merger and to avoid this type of review in conjunction with the processing of this Application.
          Rule 17.1 of the Commission's Rules of Practice and Procedure follows CEQA in this regard and provides for a Commission determination that CEQA does not apply. CEQA, sound legislative policy, and the Commission's rules and practices, provide for the Commission to prevent the delays and uncertainties that would be created by reviewing the plan of merger under CEQA. CEQA does not apply and would not contribute to informed Commission decisionmaking in this proceeding. Accordingly, Applicants have attached to this Application as Exhibit "B" a Proponent's Environmental Assessment, supporting the conclusion that CEQA does not apply to this plan for merger.

                            IV.

             INFORMATION REGARDING THE APPLICANTS

A.      Incorporation and Place of Business (Rules 15(a) and 16).

        1.     Pacific Enterprises.

          The exact legal name of Applicant is "Pacific Enterprises." Applicant is a corporation duly organized and validly existing under the laws of the State of California. A certified copy of its Restated Articles of Incorporation as currently in effect are attached hereto as Appendix "1" and is incorporated herein by reference and made a part of this Application. The principal place of business of Pacific Enterprises is 555 West Fifth Street, Los Angeles, California 90013-1011.

        2.     Enova Corporation.

          The exact legal name of Applicant is "Enova
Corporation." Applicant is a corporation duly organized and validly existing under the laws of the State of California. A certified copy of its restated Articles of Incorporation as amended to date is attached hereto as Appendix "2". The principal place of business of Enova Corporation is 101 Ash Street, San Diego, California 92112-9400. Its mailing address is Post Office Box 129400, San Diego, California 92112-9400.

        3.     Mineral Energy, G Mineral Energy Sub, and B
               Mineral Energy Sub.

          The exact legal names of Applicants are Mineral Energy Company, G Mineral Energy Sub, and B Mineral Energy Sub. These Applicants are corporations duly organized and validly existing under the laws of the State of California. Certified copies of their Articles of Incorporation are collectively attached hereto as Appendix "3". These Applicants are newly formed corporations which, at present, have no place of business and no telephone number. The provisions of Mineral Energy's Articles of Incorporation will be revised at the appropriate time to effectuate the merger.

B.      Character of the Business Performed and the Territory
        Served (Rule 35(a)).

        1.     Pacific Enterprises.

          Applicant Pacific Enterprises is a public utility holding company. Its principal subsidiary is SoCalGas. SoCalGas is a public utility engaged primarily in the purchase, storage, distribution, transportation and sale of natural gas throughout most of southern California and portions of central California. Its service area contains approximately 17 million persons including those within the City of Los Angeles. Retail service is provided through approximately 4.7 million independent active meters serving residential, commercial, industrial and utility electric generating customers. Through other subsidiaries, Pacific Enterprises is also engaged in interstate and offshore natural gas transmission, alternate energy development, and centralized heating and cooling for large building complexes.

        2.     Enova Corporation.

          Enova Corporation is an energy management company providing electricity, natural gas and value-added products and services to customers throughout California and certain other states. Enova Corporation is the parent company of SDG&E and six other subsidiaries - - Enova Energy, Enova Financial,
Enova International, Enova Technologies, Califia Company and Pacific Diversified Capital Company. SDG&E is Enova Corporation's principal subsidiary and is a public utility that provides regulated electric service to 1.2 million customers in San Diego and southern Orange counties, and regulated natural gas service to 700,000 customers in San Diego county. SDG&E's service area encompasses 4,100 square miles, covering two counties and 25 cities.

        3.     Mineral Energy, G Mineral Energy Sub, and B
               Mineral Energy Sub.

          Mineral Energy, which will be renamed prior to consummation of the merger, is a California corporation, 50% of whose outstanding capital stock is owned by Enova Corporation and 50% of whose outstanding capital stock is owned by Pacific Enterprises. Mineral Energy was formed to effect the merger and will be the holding company for Pacific Enterprises and Enova Corporation upon completion of this merger.
          G Mineral Energy Sub and B Mineral Energy Sub are California corporations that have been formed as subsidiaries of Mineral Energy for the sole purpose of effectuating the merger. Upon completion of the merger, these corporate entities will cease to exist. They have no present business operations.

C.      Description of the Utility Property Involved in the
        Transaction (Rule 35(b)) and Statement of Book
        Cost/Original Cost.

          SDG&E and SoCalGas are not parties to the merger transaction. Each will continue to exist in its present corporate form and under the direct ownership of Enova Corporation and Pacific Enterprises, respectively. The plan of merger does not require that any utility property be sold, assigned or otherwise transferred. Consequently, the transaction does not provide for a purchase or transfer of utility assets. Under the plan of merger, all utility property currently owned by SDG&E remains with SDG&E following the merger, and all utility property currently owned by SoCalGas remains with SoCalGas following the merger. A detailed description of the merger transaction is set forth in Exhibit "A", attached hereto and incorporated herein by reference.

D.      Proxy Statement.

        1.     Pacific Enterprises.

          Applicant Pacific Enterprises' Proxy Statement provided to shareholders pursuant to the Securities Exchange Act of 1934 in connection with its Annual Meeting of Shareholders held 1996, is attached hereto as Appendix "4" and made a part of this Application.

        2.     Enova Corporation.

          Applicant Enova Corporation's Proxy Statement provided to shareholders pursuant to the Securities Exchange Act of 1934 in connection with its Annual Meeting of Shareholders of April 23, 1996, is attached hereto as Appendix "5" and made a part of this Application.

        3.     Mineral Energy, G Mineral Energy Sub, and B
               Mineral Energy Sub.

          Information Statements for Applicant Mineral Energy will not exist until after completion of the merger. Information Statements for G Mineral Energy Sub and B Mineral Energy Sub do not, and will not, exist because these companies will not be publicly held.

E. Balance Sheets and Financial Information (Rules 17(a)-(h) and 36(a)(c)).

        1.     Pacific Enterprises.

          Applicant Pacific Enterprises' most recent financial statement as of September 30, 1996 as filed with the United
States Securities and Exchange Commission, containing the information required by Rule 17, is attached to this Application as Appendix "6" and made a part of this Application.

        2.     Enova Corporation.

          Applicant Enova Corporation's most recent financial statement as of September 30, 1996 as filed with the United
States Securities and Exchange Commission, containing the information required by Rule 17, is attached to this Application as Appendix "7".

        3.     Mineral Energy Pro Forma Balance Sheet.

          Mineral Energy's unaudited pro forma financial information, attached hereto as Appendix "8", combines the historical consolidated balance sheets and statements of income of Pacific Enterprises and Enova Corporation, including their respective subsidiaries, after giving effect to the mergers. The unaudited pro forma combined condensed balance sheet at September 30, 1996, gives effect to the mergers as if they had occurred at September 30, 1996. The unaudited pro forma combined condensed statements of income for each of the three years in the period ended December 31, 1995, the nine-month periods ended September 30, 1996 and 1995, give effect to the mergers as if they had occurred at January 1, 1993. This information is not necessarily indicative of the financial position or the operating results that would have occurred had the mergers been consummated on the date, or at the beginning of the periods, for which the mergers are being given effect nor is it necessarily indicative of future operating results or financial position.

        4.     Mineral Energy, G Mineral Energy Sub, and B
               Mineral Energy Sub Financial Statements.

          Neither Mineral Energy, G Mineral Energy Sub, nor B Mineral Energy Sub has prepared any financial statements as of the date of filing this Application. Each corporation has authorized 1,000 shares of common stock. None of the corporations have ever paid dividends, nor do any of them have any preference or preferred stock issued, bonds authorized or issued, or any other notes or indebtedness. None of these corporations are subject to any security agreement, mortgage, or deed of trust.

F. Description and Terms of the Transaction (Rules 35(b)(d) and 36(b)).

          The merger transaction will confer upon Mineral Energy direct control of Pacific Enterprises and Enova Corporation and indirect control of SoCalGas and SDG&E. These changes in control will result from a series of transactions that will occur pursuant to the Merger Agreement by and among Pacific Enterprises, Enova Corporation, Mineral Energy, G Mineral Energy Sub and B Mineral Energy Sub.<F17>
----------------------------------------------------------------
<F17>  In the merger agreement, G Mineral Energy Sub is referred as NewCo Enova Sub and B Mineral Energy Sub is referred to as
NewCo Pacific Sub.
----------------------------------------------------------------
The Merger Agreement provides for
a tax-free stock-for-stock merger, and pooling of interests accounting for the merged entities. Pacific Enterprises shareholders will receive 1.5038 shares of the new parent company's common stock for each share of Pacific Enterprises common stock they own and Enova Corporation shareholders will receive one share of the new parent company's stock for each share of Enova common stock.
          Under the merger, G Mineral Energy Sub and B Mineral Energy Sub will merge with and into Enova Corporation and Pacific Enterprises, as a result of which, the common shareholders of Enova Corporation and Pacific Enterprises will together own all outstanding shares of common stock of Mineral Energy. Each share of each other class of capital stock of Enova Corporation and Pacific Enterprises shall be unaffected and shall remain outstanding. Following this transaction, B Mineral Energy Sub and G Mineral Energy Sub will cease to exist, Mineral Energy will become the parent of Pacific Enterprises and Enova Corporation, and the corporate structures of Pacific Enterprises, SoCalGas, Enova Corporation and SDG&E will otherwise remain unchanged. Through this transaction, Pacific Enterprises and Enova Corporation will become controlled directly, and SoCalGas and SDG&E will become controlled indirectly, by Mineral Energy.
Other pertinent terms and conditions of the merger can be determined by reference to the Merger Agreement, Exhibit
"A" hereto, which is incorporated herein by this reference.

                                V.

                   OTHER ALLEGATIONS REQUIRED BY
            COMMISSION'S RULES OF PRACTICE AND PROCEDURE

               A.     Statutory Authority (Rule 15).  This
Application is filed pursuant to Section 854 of the Public
Utilities Code of the State of California.

               B.     Correspondence and Communications (Rule
15(b)). All correspondence and communications in regard to this Application should be addressed as follows:

Brian Cherry                         Lee Schavrien
Pacific Enterprises                  Enova Corporation
555 West 5th Street, M. L. 25A1      Post Office Box 129400
Los Angeles, California  90013-1011  San Diego, California
                                       92112-9400
Telephone (213) 244-3895             Telephone (619) 696-4050

With a copy to:

Thomas R. Brill                      Jeffrey M. Parrott
Director, Regulatory Law             Law Department
Pacific Enterprises                  Enova Corporation
633 West Fifth Street, Suite 5200    Post Office Box 129400
Los Angeles, California 90071-2071   San Diego, California
                                       92112-9400
Telephone (213) 895-5171             Telephone (619) 699-5015
Facsimile (213) 629-9621             Facsimile (619) 696-4838

               C.     Service of this Application.

          Copies of this Application, together with the Notice of Availability set forth in Exhibit "A" hereto, are being served on all known parties of record in SoCalGas' and SDG&E's consolidated 1996 Biennial Cost Allocation Proceeding, A.96-03-031/A.96-04-030; SoCalGas' Performance-Based Regulation Proceeding, A.95-06-002; SoCalGas' and SDG&E's General Order 96-A service lists; and SDG&E's Performance-Based Regulation Proceeding, A.92-10-017, as well as all of the cities and counties in the respective service territories of SoCalGas and SDG&E.


                                VI.

                            CONCLUSION

WHEREFORE, Applicants respectfully request that the Commission issue an Order approving the proposed merger as in the public interest pursuant to Public Utilities Code Section 854 on an expeditious basis.


          Executed at Los Angeles, California this 30th day of
October, 1996.

                       PACIFIC ENTERPRISES






                       By____________________________
                            Richard D. Farman
                            President and Chief Operating
                            Officer




Leslie E. LoBaugh
Thomas R. Brill
David J. Gilmore


By____________________________
        Thomas R. Brill

Attorneys for Applicant Pacific Enterprises



          Executed at San Diego, California this 30th day of
October, 1996.

                                   ENOVA CORPORATION


                                   By_____________________
                                       Stephen L Baum
                                       President and
                                       Chief Executive Officer


David R. Clark
Jeffrey M. Parrott
Michael Thorpe


By_________________________
     Jeffrey M. Parrott

Attorneys for Applicants Enova Corporation

          Executed at San Diego, California this 29th day of
October, 1996.

MINERAL ENERGY COMPANY              G MINERAL ENERGY SUB


By_____________________________   By__________________________
        Kevin C. Sagara                   Kevin C. Sagara
        President                         President



David R. Clark
Jeffrey M. Parrott
Michael Thorpe


By_________________________
      Jeffrey M. Parrott

Attorneys for Applicants
Mineral Energy Company
and G Mineral Energy Sub


          Executed at Los Angeles, California this 29th day of
October, 1996.

                                B MINERAL ENERGY SUB






                                By____________________________
                                         Gary W. Kyle
                                         President

Leslie E. LoBaugh
Thomas R. Brill
David J. Gilmore


By____________________________
        Thomas R. Brill



Attorneys for Applicants
Mineral Energy Company and
B Mineral Energy Sub

                              VERIFICATION

          I am the President and Chief Operating Officer of Pacific Enterprises, one of the Applicants herein, and am authorized to make this verification on its behalf, and am informed and believe and thereupon allege that the statements contained in the foregoing Application are true.
          I declare under penalty of perjury that the foregoing is true and correct.
          Executed on October 29, 1996, at Los Angeles,
California.






                               By____________________________
                                    Richard D. Farman
                                    President and Chief Operating
                                        Officer
                                      Pacific Enterprises

                               VERIFICATION

          I am the President and Chief Executive Officer of Enova Corporation, one of the Applicants herein, and am authorized to make this verification on its behalf, and am informed and believe and thereupon allege that the statements contained in the foregoing Application are true.
          I declare under penalty of perjury that the foregoing is true and correct.
          Executed on October 30, 1996, at San Diego, California.






                                By____________________________
                                       Stephen L. Baum
                                       President and
                                       Chief Executive Officer
                                       Enova Corporation

                            VERIFICATION

          I am the President of B Mineral Energy Sub, one of the Applicants herein, and am authorized to make this verification on its behalf, and am informed and believe and thereupon allege that the statements contained in the foregoing Application are true.
          I declare under penalty of perjury that the foregoing is true and correct.
          Executed on October 29, 1996, at San Diego, California.






                                By____________________________
                                      Gary W. Kyle
                                      President
                                      B Mineral Energy Sub


                      BEFORE THE PUBLIC UTILITIES COMMISSION
                                     OF THE
                              STATE OF CALIFORNIA

Joint Application of Pacific Enterprises, Enova     ) APPLICATION
Corporation, Mineral Energy Company, B Mineral      ) NO.  _____
Energy Sub and G Mineral Energy Sub for Approval    )
of a Plan of Merger Of Pacific Enterprises and Enova) Filed
Corporation With and Into B Mineral Energy Sub      ) October 30,
("Newco Pacific Sub") and G Mineral Energy Sub      ) 1996
("Newco Enova Sub"), the Wholly-Owned Subsidiaries  )
of A Newly Created Holding Company, Mineral         )
Energy Company.                                     )

           JOINT APPLICATION OF PACIFIC ENTERPRISES, ENOVA CORPORATION, MINERAL ENERGY COMPANY, B MINERAL ENERGY SUB AND G MINERAL ENERGY SUB FOR APPROVAL OF A PLAN OF MERGER
      OF PACIFIC ENTERPRISES AND ENOVA CORPORATION WITH AND INTO
       B MINERAL ENERGY SUB ("NEWCO PACIFIC SUB") AND G MINERAL
           ENERGY SUB ("NEWCO ENOVA SUB"), THE WHOLLY-OWNED
            SUBSIDIARIES OF A NEWLY CREATED HOLDING COMPANY,
                       MINERAL ENERGY COMPANY


LESLIE E. LOBAUGH                  DAVID R. CLARK
THOMAS R. BRILL                    JEFFREY M. PARROTT
DAVID J. GILMORE                   MICHAEL R. THORP
633 West Fifth Street              101 Ash Street
Suite 5200                         Post Office Box 1831
Los Angeles, California 90071      San Diego, California 92112
Telephone (213) 895-5171           Telephone (619) 699-5015
Facsimile (213) 629-9621           Facsimile (619) 696-4838

Attorneys for                              Attorneys for
PACIFIC ENTERPRISES                        ENOVA CORPORATION
B MINERAL ENERGY SUB                       G MINERAL ENERGY SUB
MINERAL ENERGY COMPANY                     MINERAL ENERGY COMPANY


October 30, 1996